                                                                   EXHIBIT 99.16

                             COMPENSATION AGREEMENT
                             ----------------------

          This Agreement is made as of the 13th day of January, 1997 by and between GeoCities, a California corporation (the "Corporation"), and Stanley Newman ("Optionee").

                              W I T N E S S E T H
                              -------------------

          WHEREAS, in consideration for services performed by Optionee, the Corporation granted Optionee a stock option on January 13, 1997, to purchase 100,000 shares of the Corporation's Common Stock (the "Option") upon the terms and conditions set forth in the documentation evidencing such Option attached hereto.

          NOW, THEREFORE, in consideration of the above premises, the parties hereto agree as follows:

          1. The Corporation and Optionee acknowledge and agree that the Option is granted solely as compensation for services rendered the Corporation by Optionee and not for any capital-raising purposes or in connection with any capital-raising activities.

          2. The Option shall not be transferable or assignable except in connection with Optionee's death.

          3. This Agreement is intended to constitute a written compensation contract within the meaning of Rule 701 of the Securities Act of 1933, as amended.

          4. This Agreement is intended solely to memorialize the agreement and understanding which exists between Optionee and the Corporation concerning the grant of the Option. Nothing herein or in the documentation evidencing the Option is intended to provide Optionee with the right to remain in the Corporation's service for any specific period, and Optionee's services may be terminated at any time by the Corporation, for any reason, with or without cause.
          IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.


OPTIONEE                                         GEOCITIES

                                        By:
-------------------------------------         ---------------------------------

                                        Title:
                                              ---------------------------------

                             STOCK-OPTION AGREEMENT
                             ----------------------


          This STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of January 13, 1997, by and between GeoCities, a California corporation, and STANLEY NEWMAN, an employee of GeoCities (the "Optionee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, the Optionee is currently serving as a director of GeoCities; and

          WHEREAS, GeoCities desires to grant to the Optionee an option which does not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, to purchase shares of the common stock of GeoCities ("Common Stock");

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. GeoCities hereby grants to the Optionee the option to purchase 25,000 shares of Common Stock at a price per share of $3.54 upon the terms and subject to the conditions set forth herein.

     2. Subject to the conditions set forth herein, the right to exercise this option shall accrue in periodic installments as follows:

        (i) commencing January 13, 1998, this option may be exercised to the extent of 6,250 shares;

        (ii) commencing January 13, 1999, this option may be exercised to the extent of an additional 6,250 shares;

        (iii) commencing January 13, 2000, this option may be exercised to the extent of an additional 6,250 shares; and

        (iv) commencing January 13, 2001, this option may be exercised to the extent of an additional 6,250 shares.

This option way be exercised, in whole or in part, subject to the limitations imposed by the exercise schedule set forth above, at any time and from time to time commencing with the respective dates on which each portion becomes exercisable and continuing until January 13, 2004, at which time the entire unexercised portion of this option shall expire.

     3. For purposes of this Agreement, the Optionee's service as a director of GeoCities shall be deemed to be the equivalent of the Optionee's employment with GeoCities, and all references to the Optionee's employment and cessation of employment shall be deemed to refer to the Optionee's service as a director of GeoCities and his ceasing to be a director of GeoCities, respectively. In the event of the termination of the Optionee's employment for any reason, including for cause or without cause, resignation, death or disability, then the exercise schedule to which this option is subject pursuant to Paragraph 2 hereof shall be accelerated and such option shall be immediately exercisable.

     4. This option shall be nontransferable by the Optionee, other than by will or the laws of descent and distribution.

     5. Subject to any required action of GeoCities's stockholders, the existence of outstanding options hereunder shall not affect GeoCities's right or power to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in its capital structure or business; to approve any merger or consolidation, issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock; to elect its dissolution or liquidation or that of any of its subsidiaries; to sell or transfer any of its business; or to do any other corporate act whether similar to the events described above or otherwise. If the number of outstanding shares of Common Stock is increased or decreased or changed into or exchanged for a different number or kind of securities, whether of GeoCities or any other corporation, by reason of recapitalization reclassification, stock split, combination of shares, stock dividends or other similar event, the number and kind of securities as to which outstanding options may be exercised, and the option price at which outstanding options may be exercised may be adjusted by the Board of Directors, whose determination shall be binding and final.

     6. In the event of (i) a liquidation, dissolution or winding up of GeoCities, (ii) a consolidation or merger of GeoCities with or into any other corporation or corporations (other than a wholly-owned subsidiary), (iii) the sale, transfer or other disposition of all or substantially all of the assets of GeoCities or (iv) the consummation of any transaction or Series of related transactions which results in GeoCities' shareholders immediately prior to such transaction not holding at least 50% of the voting power of the surviving or continuing entity (collectively, a "Liquidation"), then in the event of any such Liquidation, the exercise schedule to which this option is subject pursuant to Paragraph 2 hereof shall be accelerated, and the option shall be immediately exercisable upon the consummation of any such Liquidation. Any actions taken hereunder by the Board of Directors may be done without consideration of any resulting income tax consequences to GeoCities or the Optionee.

     7.  This option may be exercised in accordance with the terms hereof by:
(a) giving written notice of such exercise to GeoCities, specifying the number of whole shares to be purchased and accompanied by full payment of the purchase price thereof, either in cash, by check, or by delivery to GeoCities of shares of Common Stock already owned by the Optionee (duly endorsed in favor of GeoCities or accompanied by a duly endorsed stock power) together with the amount of any income m GeoCities is required by law to withhold by reason of such exercise, and (b) giving satisfactory assurances in writing, if requested by GeoCities, signed by the person exercising this option that the shares to be purchased upon such exercise are being purchased for investment and not with the view to distribution thereof.

     8. Unless the shares to be issued are at the time of issuance registered under the Securities Act of 1933, as amended, this option is granted on the condition that the purchase of stock hereunder shall be for investment purposes and not with the view to resale or distribution.

     9. Neither the Optionee nor any person claiming under or through him shall be, or have any of the rights or privileges of, a stockholder of GeoCities with respect to any of the shares issuable upon the exercise of this option, unless and until certificates representing such shares shall have been issued and delivered to him.

     10. (a) If the Optionee's employment with GeoCities terminates for any reason (a "Termination Event"), then the Optionee must then exercise his option within thirty (30) days thereafter. The Optionee shall be deemed to have waived the right to exercise his option as to any shares which the Optionee fails to purchase within such thirty (30) day period. If the Optionee exercises his option to purchase shares of Common Stock under this Agreement following the termination of his employment with GeoCities, the exercise by the Optionee of his option to purchase shares of Common Stock shall be deemed to be the Termination Event for purposes of this Paragraph 10. Upon the occurrence of a Termination Event, GeoCities shall have the first right and option, and the holders of Senior Securities (as defined below) shall have the second right and option, to purchase from the Optionee (or, in the case of death, from the Optionee's legal representative) all shares of Common Stock held by the Optionee on the date of the Termination Event. In the event that GeoCities or any holder of Senior Securities shall exercise such right and option, then the exercising party shall pay the Optionee, as the purchase price for such shares of Common Stock, the Fair Market Value (as defined below) of such shares. GeoCities may exercise its first right and option by delivering notice to Optionee and to each holder of Senior Securities within ninety (90) days following the Termination Event of its intent to exercise its repurchase right and the Fair Market Value, and shall have paid for such shares in cash at the end of such 90th day (unless the Fair Market Value of the shares has not been conclusively determined as of such date, in which case GeoCities shall pay the Optionee promptly after the Fair Market Value is determined in accordance with subparagraph (d) below).

          (b) If GeoCities fails to fully exercise its right to repurchase all of the Optionee's shares of Common Stock after the cessation of the Optionee's employment or the subsequent purchase of shares, as applicable, then GeoCities shall give the Optionee and each holder of its Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (other than those shares of Series D Preferred Stock held by Venture Lending or its approved transferees), or Common Stock issued upon conversion thereof (collectively, the "Senior Securities"), notice ("Termination Notice") of such fact, the number of shares of Common Stock available for purchase by each such holder and GeoCities' determination of the Fair Market Value of such shares. The holders of the Senior Securities shall have the right to purchase the Optionee's Common Stock, on a pro-rata basis, by giving GeoCities notice of their intent to exercise such option ("Notice of Election") within twenty (20) days after the receipt of the Termination Notice from GeoCities, together with cash in the amount of the purchase price (unless the Fair Market Value of the shares has not been conclusively determined as of such date, in which case each such holder shall pay the Optionee promptly after the Fair Market Value has been conclusively determined in accordance with subparagraph (d) below). For purposes of this subparagraph (b), "pro rata basis' shall be equal to the product obtained by multiplying (i) the number of the Optionee's shares not purchased by GeoCities by (ii) a fraction, the numerator of which is the number of shares of Senior Securities held by such holder (on an as-converted basis) and the denominator of which is the total number of shares held by all the holders of Senior Securities (on an as-converted basis).

          (c) Any holder of Senior Securities that fails to provide a timely Notice of Election shall be deemed to have elected to not purchase any shares in a transaction pursuant to this Paragraph 10. If any holder of Senior Securities elects (or is deemed to have elected) not to fully participate in a transaction pursuant to this Paragraph 10, then GeoCities shall so notify the other holders of Senior Securities who elected to participate (the "Repurchase Holders'). Such notice may be made by telephone if confirmed in writing within two (2) days. The Repurchase Holders shall have five (5) days from the date such notice was given to agree to purchase their pro rata share of the unsold portion of the Optionee's shares. For purposes of this subparagraph (iv), a "pro rata share" shall be equal to the product obtained by multiplying (i) the number of the Optionee's shares in the unsold portion by (ii) a fraction, the numerator of which is the number of shares of Senior Securities held by such Repurchase Holder (on an as-converted basis) and the denominator of which is the total number of shares held by all of the Repurchase Holders (on an as-converted basis).

          (d) If the Optionee objects to the Fair Market Value as so proposed, then the Optionee may request an appraisal by written notice of objection delivered not later than ten (10) days after receipt of the Fair Market Value set by GeoCities' Board of Directors. If an appraisal is requested, the Optionee and GeoCities shall jointly select an appraiser to determine the Fair Market Value of the Optionee's shares. If the Optionee and GeoCities cannot agree on an appraiser, each shall select its own appraiser (each, a "Party Appraiser") and the two Party Appraisers shall jointly select a third appraiser (the "Arbitrating Appraiser"). Each of the Party Appraisers shall submit its appraisal to the Arbitrating Appraiser, and the Arbitrating Appraiser shall select one of such appraisals as the Fair Market Value. If any such appraisal results in a Fair Market Value more than 5% higher than the Board of Directors' original valuation, then all expenses of such appraisal shall be paid by GeoCities; otherwise, the cost of such appraisal shall be shared equally by the Optionee and GeoCities.

          (e) Notwithstanding anything to the contrary set forth in Subparagraphs 10(a) through 10(d), if (a) the Optionee's employment with GeoCities is terminated (a "Termination") for any reason other than (i) the Optionee's voluntarily resigning or failing to stand for reelection as a director of GeoCities without having been asked by the Board of Directors of GeoCities to resign or not to stand for reelection or (ii) because of the Optionee's death, and (b) there is a Liquidation of GeoCities within one (1) year after such Termination in which the price per share of Common Stock received by the holders of such Common Stock upon the consummation of the Liquidation (the "Liquidation Price") is greater than the price per share of Common Stock received by the Optionee following the Termination (the "Repurchase Price"), then the Optionee shall be entitled to receive the following amounts from GeoCities concurrently with the consummation of the Liquidation. If the Liquidation is consummated within six (6) months after the Termination as provided above, then the Optionee shall be entitled to receive an amount equal to the Liquidation Price less the Repurchase Price, multiplied by the number of shares of Common Stock which the Optionee held at the time of the Termination (the "Differential Amount"). If the Liquidation is consummated more than six (6) months but within nine (9) months after the Termination as provided above, then the Optionee shall be entitled to receive an amount equal to seventy-five percent (75%) of the Differential Amount. If the Liquidation is consummated more than nine (9) months but within one (1) year after the Termination as provided above, then the Optionee shall be entitled to receive an amount equal to fifty percent (50%) of the Differential Amount. If the Liquidation is consummated more than one (1) year after the Termination as provided above, then the Optionee shall not be entitled to receive any amounts under this Subparagraph 10(e). Any such amounts payable by GeoCities under this Subparagraph 10(e) shall be paid to the Optionee in the same form of consideration, and in the same proportions and at the same times, as shall have been applicable to all other holders of Common Stock in such Liquidation.

     11. The Optionee may not sell or engage in any transaction which has resulted in or will result in a change in the beneficial or record ownership of any shares of Common Stock held by the Optionee, including without limitation a voluntary or involuntary sale, assignment, transfer, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy (a "Transfer"), except as provided in this Agreement, and any such Transfer of shares of Common Stock or attempted Transfer of shares of Common Stock in contravention of this Agreement shall be void and ineffective for any purpose or confer on any transferee or purported transferee any rights whatsoever.

     12. (a) Each time the Optionee proposes to Transfer (or is required by operation of law or other involuntary transfer) any or all of the shares of Common Stock standing in the Optionee's name or owned by him or her during the term of this Agreement, the Optionee shall first offer such shares to GeoCities and the holders of the Senior Securities in accordance with the following provisions:

              (i) The Optionee shall deliver a written notice (a "Notice") to GeoCities stating (A) the Optionee's bona fide intention to Transfer such shares, (B) the name and the address of the proposed transferee, (C) the number of shares to be transferred, and (D) the purchase price per share and terms of payment for which the Optionee proposes to Transfer such shares.

              (ii) Within thirty (30) days after receipt of the Notice, GeoCities shall have the first right to purchase or obtain such shares, upon the price and terms of payment designated in the Notice. If the Notice provides for the payment of non-cash consideration, GeoCities at its option may pay the consideration in cash equal to GeoCities' good faith estimate of the present fair market value of the non-cash consideration offered.

              (iii) If GeoCities elects not to purchase or obtain all of the shares designated in the Optionee's Notice, then GeoCities shall promptly provide written notice of such fact, together with a copy of the Notice, to the holders of the Senior Securities. The holders of the Senior Securities shall have an additional thirty (30) days immediately following the receipt of the Notice from GeoCities in which to purchase the shares not purchased by GeoCities on a prorata basis upon the terms and conditions specified in subparagraph (ii) above by giving GeoCities notice of their intent to exercise such option ("Notice of Purchase") within thirty (30) days after the receipt of the Termination Notice from GeoCities,. For purposes of this subparagraph (iii), "pro rata" shall be equal to the product obtained by multiplying (i) the number of the Optionee's shares not purchased by GeoCities by (ii) a fraction, the numerator of which is the number of shares of Senior Securities held by such holder (on an as-converted basis) and the denominator of which is the total number of shares held by all the holders of Senior Securities (on an as-converted basis).

              (iv) Any holder of Senior Securities that fails to provide a timely Notice of Purchase shall be deemed to have elected to not purchase any shares in a transaction pursuant to this Paragraph 12. If any holder of Senior Securities elects (or is deemed to have elected) not to fully participate in a transaction pursuant to this Paragraph 12, then GeoCities shall so notify the other holders of Senior Securities who elected to participate (the "Right of First Refusal Holders"). Such notice may be made by telephone if confirmed in writing within two (2) days. The Right of First Refusal Holders shall have five
(5) days from the date such notice was given to agree to purchase their pro rata share of the unsold portion of the Optionee's shares. For purposes of this subparagraph (iv), a "pro rata share" shall be equal to the product obtained by multiplying (i) the number of the Optionee's shares in the unsold portion by
(ii) a fraction, the numerator of which is the number of shares of Senior Securities held by such Right of First Refusal Holder (on an as-converted basis) and the denominator of which is the total number of shares of Senior Securities held by all the Right of First Refusal Holders (on an as-converted basis).

              (v) If neither (x) GeoCities nor (y) any of the holders of the Senior Securities elects to purchase or obtain all of the shares designated in the Optionee's Notice, then the Optionee may Transfer the unsold shares referred to in the Notice to the proposed transferee, providing such Transfer (A) is completed within 180 days after the expiration of the right of GeoCities and the holders of the Senior Securities to purchase or obtain such shares, (B) is made at the same price and terms designated in the Notice, and (C) the proposed Transferee agrees to be bound by the terms and provisions of a buy-sell agreement substantially similar to the terms of Paragraphs 11 through 16 of this Agreement and to become a party to such an agreement immediately upon receipt of such shares. If such shares are not so transferred, the Optionee must give notice in accordance with this paragraph prior to any other or subsequent Transfer of such shares.

          (b) Notwithstanding Paragraph 12(a), the Optionee may Transfer for no or nominal consideration shares to (i) the Optionee's spouse, parents, grandparents, siblings, children or grandchildren or other members of the Optionee's family (including relatives by marriage), or to a custodian, trustee or other fiduciary for the account of the Optionee or members of his or her family, or to any one other person designated by the Optionee, or (ii) by way of bequest or inheritance upon death; provided that the Optionee or his representative notifies GeoCities of such Transfer not less than ten (10) nor more than ninety (90) days prior to the Transfer and that the proposed transferee agrees to be bound by the terms and provisions of a buy-sell agreement substantially similar to the terms of Paragraphs 11 through 16 of this Agreement and to become a party to such an agreement immediately upon the receipt of such shares.

     13. Notwithstanding any provisions to the contrary contained in this Agreement, GeoCities' obligations to pay or complete payment for any shares to be purchased by it under this Agreement are subject to its being legally permitted to do so under the tests contained in Sections 500 and 501 of the California General Corporation Law or any successor statute applicable thereto. The inability of GeoCities to validly purchase any shares hereunder by reason of its failure to meet the tests contained in Sections 500 and 501 of the California General Corporation Law shall not be deemed to affect or limit in any way the ability of the holders of the Senior Securities to purchase the shares.

     14. Notwithstanding any provision of California law to the contrary, so long as any shares of Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock shall be outstanding, in the event that:

          (i) a vote or written consent is taken with respect to any of the events described in subsections (a) or (b) of Section 7 of Article III of the Second Amended and Restated Articles of Incorporation (the "Restated Articles") of GeoCities (a "Specified Action"),

          (ii) California law provides that a majority of the outstanding shares of a class or series of a class of capital stock, voting separately as a class or series, as applicable, must approve such Specified Action, and

          (iii) the Specified Action shall have received the approval of (x) the requisite vote of the holders of Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock specified in the appropriate subsection of
Section 7 of Article III of the Restated Articles and (y) a majority of the total number of outstanding shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class on an as-converted basis, then, notwithstanding anything provided under California law to the contrary, with respect to each such Specified Action, the Optionee

                (a) hereby grants a proxy to one or more of the holders of Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock that shall have affirmatively voted its approval of such Specified Action, as his attorney-in-fact (with full power of substitution), for and in the name of the undersigned, to vote all of the stock owned of record or beneficially by the Optionee and entitled to vote thereon, and to execute, on behalf of the Optionee, any written consent of holders of capital stock, in favor of the approval of such Specified Action, and

                (b) if requested by the holders of 66-2/3% of the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock, acting together on an as-converted basis, agrees to directly vote his stock in favor of such Specified Action.

The proxy described in clause (c) above is coupled with an interest and shall be irrevocable until the termination of this Agreement.

     15. Each certificate representing shares owned of record or beneficially by a party to this Agreement shall be endorsed with the following legend:

     THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A STOCK OPTION AGREEMENT BETWEEN GEOCITIES AND THE HOLDER OF THE SHARES EVIDENCED BY TIES CERTIFICATE, PROVIDING FOR, AMONG OTHER MATTERS, THE RIGHT OF GEOCITIES AND CERTAIN SHAREHOLDERS THEREOF TO REPURCHASE THE SHARES, THE RIGHT OF FIRST REFUSAL TO PURCHASE THE SHARES REPRESENTED BY THIS CERTIFICATE, AN AGREEMENT WITH RESPECT TO VOTING

     AND AN IRREVOCABLE PROXY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL BUSINESS OFFICE OF GEOCITIES.

Under no circumstances shall any Transfer of any shares subject hereto be valid until the proposed transferee thereof shall have agreed to be bound by the terms and provisions of a buy-sell agreement substantially similar to the terms of Paragraphs 11 through 16 of this Agreement and to become a party to such an agreement immediately upon receipt of such shares; and notwithstanding any other provisions of this Agreement, no such Transfer of any kind shall in any event result in the non-applicability of the provisions hereof at any time to any of the shares subject hereto.

     16. The restrictions on Transfer of shares set forth in this Agreement shall terminate upon any of the following:

          (a)  The Liquidation of GeoCities.

          (b) The consummation of a firm commitment underwritten public offering from which GeoCities receives gross proceeds of not less than $20 million and in which the offering price per share (prior to underwriting commissions and expenses) equals at least $10 (as adjusted for stock splits, stock dividends, reorganizations and the like).

     17. This Agreement is made solely for the benefit of the parties to this Agreement and their respective successors and assigns, and, except as provided in Paragraphs 11 through 16, no other person or entity shall have or acquire any right by virtue of this Agreement. Each holder of the Senior Securities shall be a third-party beneficiary of Paragraphs 11 through 16 of this Agreement.

     18. Any notice to be given to GeoCities under the terms of this Agreement shall be addressed to GeoCities, in care of its President, at 1918 Main Street, Santa Monica, California 90405, or to such other address as GeoCities may hereafter designate in writing. Any notice to be given to the Optionee shall be addressed to the Optionee at the address set forth beneath his signature hereto, or at any other address as the Optionee may hereafter designate in writing. Any such notice shall be deemed to have been duly given if and when personally delivered, or if mailed, two (2) business days following its being deposited in the United States mails in a properly sealed envelope, addressed as aforesaid, registered or certified, postage prepaid.

     19. Except as otherwise provided herein, this option and the rights and privileges conferred by this Agreement may not be transferred, assigned, pledged or hypothecated by the Optionee in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, this option and the rights and privileges conferred upon the Optionee in this Agreement shall immediately become null and void.

     20. Subject to the limitations on transferability contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto.

     21. Nothing in this Agreement is intended, nor shall it be deemed, to create any employment agreement between the Optionee and GeoCities or to impose any obligation on the part of GeoCities to maintain Optionee's employment with GeoCities, and any rights that the Optionee may have GeoCities with respect to the Optionee's employment, other than as an at-will employee, shall be as set forth in a written employment agreement between the Optionee and GeoCities, if any.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, as of the day and year first above written.

                                     GEOCITIES


                                     By:
                                         --------------------------------------
                                         David C. Bohnett, President



ACCEPTED:

---------------------------------------
STANLEY NEWMAN


---------------------------------------
---------------------------------------
---------------------------------------
[Address]